EXHIBIT 5.1

BEIJING		NEWPORT BEACH
BRUSSELS	2765 Sand Hill Road	NEW YORK
CENTURY CITY	Menlo Park, California 94025	SAN FRANCISCO
HONG KONG	TELEPHONE (650) 473-2600	SHANGHAI
LONDON	FACSIMILE (650) 473-2601	TOKYO
LOS ANGELES	www.omm.com	WASHINGTON, D.C.
November 30, 2006

SanDisk Corporation
msystems Ltd.
M-Systems Finance Inc.
c/o SanDisk Corporation
601 McCarthy Blvd.
Milpitas, California 95035

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3
Ladies and Gentlemen:
          At your request, we have examined the Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333- 133890) (such registration statement, as amended or supplemented, the “Registration Statement”), of SanDisk Corporation, a Delaware company (“SanDisk”), M-Systems Finance Inc. (“MFI”), a Cayman Islands exempted company and a wholly-owned subsidiary of msystems Ltd., an Israeli company (“msystems”), as co-registrants, in connection with the registration under the Securities Act of 1933 of (i) $75,000,000 aggregate principal amount of the 1.0% Convertible Senior Notes due 2035 (the “Notes”), the co-issuers of which are MFI and SanDisk, guaranteed on a joint and several and unconditional basis by each of msystems and SanDisk, (ii) the shares of common stock, par value $0.001 per share of SanDisk (the “Shares”), issued or issuable by SanDisk upon the conversion of the Notes and (iii) the joint and several guarantees of msystems and SanDisk in respect of the Notes (the “Guarantees”).
          We have acted as special U.S. counsel to SanDisk in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.
          We are of the opinion that:
     1. The Notes have been duly authorized by all necessary corporate action on the part of SanDisk and, assuming due authorization by all necessary corporate action on the part of MFI, are the legally valid and binding obligations of each of SanDisk and MFI, enforceable against

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SanDisk and MFI in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
     2. The Shares have been duly authorized by all necessary corporate action on the part of SanDisk and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, dated as of March 23, 2005, among MFI, msystems and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of September 19, 2006, among MFI, msystems, SanDisk and the Trustee, will be validly issued, fully paid and non-assessable.
     3. The Guarantee to be issued by SanDisk has been duly authorized by all necessary corporate action on the part of SanDisk and, assuming due authorization by all necessary corporate action on the part of msystems, the Guarantees of msystems and SanDisk are legally valid and binding obligations of msystems and SanDisk, as applicable, enforceable against msystems and SanDisk, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.
          The law governed by this opinion is limited to the present federal law of the United States and the present law of the State of New York and the present Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.
          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Sincerely,

/s/ O’Melveny & Myers LLP